Exhibit 99(d)

KEYCORP STUDENT LOAN TRUST 2001-A
OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004	New York, NY 10004
Attn: ITS-Global Debt.	ATTN: ABS Administration
Phone: (212) 623-5427	Phone: (212) 623-5437
Fax: (212) 623-5933	Fax: (212) 623-5933

KeyBank National Association	MBIA Insurance Corporation
800 Superior Ave, 4th Floor	113 King Street
Cleveland, OH 44114	Armonk, NY 10504
ATTN: President, KER	ATTN: Data Administration
Phone: (216) 828-4293	Phone: (914) 765-3772
Fax: (216) 828-9301	Fax: (914) 765-3660

Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
ATTN: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, successor in interest to Key Bank USA, National Association, as Master Servicer and Administrator, KeyCorp Student Loan Trust 2001-A, as Issuer, and JPMorgan Chase Bank, N.A., successor in interest to Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee, dated as of September 1, 2001 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Administrator from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Administrator has fulfilled all its obligations under the Agreement and the related Administration Agreement respectively throughout such period.

KeyBank National Association, successor in interest to Key Bank USA, National Association, as Administrator

by:
/S/ DANIEL G. SMITH
Date: February 18, 2005	Name: Daniel G. Smith
Title: Senior Vice President

by:
/S/ DARLENE H. DIMITRIJEVS
Name: Darlene H. Dimitrijevs
Title: Senior Vice President